As filed with the Securities and Exchange Commission on November 23 , 2005 Registration No. 333- 128614

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SB-2 /A

AMENDMENT NO. 1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

OLYMPIC WEDDINGS INTERNATIONAL, INC.

(Name of small business issuer in its charter)

NEVADA (State or jurisdiction of incorporation or organization)	4725 (Primary Standard Industrial Classification Code Number)	98-0441869 (I.R.S. Employer Identification No.)

1453 Johnston Road, #71510, White Rock, British Columbia, Canada, V4B 5J5   Phone 604-506-8991

(Address and telephone number of principal executive offices)

CSC Services of Nevada, Inc.

502 East John Street, Carson City, Nevada, 89706   (775) 882-3072

 (Name, address and telephone number of agent for service)

COPIES OF ALL COMMUNICATIONS TO:

W. SCOTT LAWLER, ESQ

1530-9 Avenue SE, Calgary, AB, T2G 0T7    Phone (403) 693-8014 - Facsimile (403) 272-3620

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered[1]	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock	600,000	$0.10	$60,000.00	$ 7.06

(1)

Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(o) under the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Prospectus

Olympic Weddings International, Inc.

600,000 shares of Common Stock

This is a public offering of 600,000 shares of common stock, $0.001 par value, of Olympic Weddings International, Inc. (“Olympic”) a Nevada corporation, at a price of $0.10 per share.

This offering involves a high degree of risk; see "RISK FACTORS" beginning on page 4 to read about factors you should consider before buying shares of the common stock.

These securities have not been approved or disapproved by the Securities and Exchange Commission (the “SEC”) or any state or provincial securities commission, nor has the SEC or any state or provincial securities commission passed upon the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense.

Following the effective date of the registration statement on Form SB-2 in which this prospectus is included becoming effective, we intend to have an application filed on our behalf by a market maker for approval of our common stock for quotation on the Over-the Counter/Bulletin Board quotation system.

Our common stock is presently not listed on any national securities exchange or the NASDAQ Stock Market.

The Offering:

600,000 shares Offered	Price Per Share	Total
Public Price	$0.10	$60,000
Underwriting Discounts and Commissions[1]	- 0 -	$ 0
Total	$0.10	$60,000

1The Company will be conducting this offering itself through its officers and directors and therefore no underwriting fees or commissions shall be paid.

This is a best efforts public offering, with no minimum purchase requirement.

1. Olympic is not using an underwriter for this offering.

2. There is no arrangement to place the proceeds from this offering in an escrow, trust or similar account.  Nevada law does not require that funds raised pursuant to the sale of securities be placed into an escrow account.  Any funds raised from this offering will be immediately available to Olympic Weddings International, Inc. for its use.

3. The closing date for this offering is April 30, 2006.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed.  Olympic Weddings International, Inc. may not sell these securities until the date that the registration statement relating to these securities, which has been filed with the Securities and Exchange Commission, becomes effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this Prospectus is November          , 2005.

TABLE OF CONTENTS

Item No.	Item in Form SB-2 Prospectus Caption	Page No.
1	Front of Registration Statement and Outside Front Cover Page of Prospectus
2	Prospectus Cover Page
3	Prospectus Summary and Risk Factors	4
4	Use of Proceeds	7
5	Determination of Offering Price	10
6	Dilution	10
7	Selling Security Holders	10
8	Plan of Distribution	10
9	Legal Proceedings	11
10	Directors, Executive Officers, Promoters and Control Persons	11
11	Security Ownership of Certain Beneficial Owners and Management	13
12	Description of Securities	13
13	Interest of Named Experts and Counsel	13
14	Disclosure of Commission Position on Indemnification for Securities Act Liabilities	14
15	Organization within Last Five Years	14
16	Description of Business	14
17	Plan of Operation	19
18	Description of Property	21
19	Certain Relationships and Related Transactions	21
20	Market for Common Equity and Related Stockholder Matters	22
21	Executive Compensation	23
22	Financial Statements	F-1 – F- 10

Securities offered through this prospectus will not be sold through dealers, but will be sold on a direct participation basis only .

PROSPECTUS SUMMARY AND RISK FACTORS

The Company

Olympic Weddings International, Inc. (hereinafter referred to as “Olympic”) was incorporated on November 9, 2004, in the State of Nevada.  The Company's principal executive offices are located at 1453 Johnston Road, #71510, White Rock, British Columbia, Canada, V4B 5J5.  Our telephone number is (604) 506-8991. As of the date of this prospectus, we have no revenue or operations.

Olympic Weddings International, Inc. intends to develop a company that will provide personally guided travel tour wedding packages to be held at locations where the Olympic Games have been held.  Olympic will source destination venues and add to the travel experience by combining guides and wedding planners that are able to provide an informative and educational background while planning and preparing for a wedding ceremony for the bride, the groom and their guests.  Our officers and directors have related experience but do not have any direct experience with this type of company.  Our company has no full-time employees at the present time.  The officers and directors are responsible for all planning, developing and operational duties. They will continue to do so for the foreseeable future, which may restrict the growth of our company during the early stages.

We are a development stage company.  We have not had any revenues or operations and we have few assets.  Since incorporation, we have not made any significant purchases or sale of assets, nor have we been involved in any mergers, acquisitions or consolidations.  As at July 31, 2005, our accumulated deficit was $3,843.  We anticipate that we will operate in a deficit position and continue to sustain net losses for the foreseeable future.

We believe Olympic will require $13,000 in order to begin operations.  Further, we believe we will require a minimum of $26,000 to remain operational and $60,000 to fully implement our business plan for the twelve-month period commencing upon effectiveness of this prospectus.  Olympic is confident it can meet its financial obligations and pursue its plan of operations if it can either raise additional funding through this offering or achieve sales revenues within the twelve months after the effectiveness of this prospectus.

We do not currently have the $60,000 to fully implement our business plan and market our services, nor do we have a source to supply the necessary funding if we are unsuccessful in raising the capital through this offering.  We do not expect to commence generating revenues until at least six months after completion of this offering of securities, assuming that all shares offered hereunder are sold.

In the event that we raise only a nominal amount of money from this offering – $2,500 or less – we will endeavor to proceed with our plan of operations by self financing from financial contributions from our founders.  While the founders have generally indicated a willingness to provide services and financial contributions if necessary, there are presently no agreements, arrangements, commitments or specific understandings, verbally or in writing, between the founders and Olympic, nor any commitment to any minimum or maximum amount that they, individually or jointly, would be willing to provide.  In the event that the Company requires additional outside funding, there are no anticipated sources of additional funds in place.

Summary of Financial Information

As at July 31, 2005
Current Assets	$22,157
Current Liabilities	$2,000
Shareholders’ Equity	$20,157

From February 5 to July 31, 2005
Revenues	$0
Net Loss	$3,843

We have not begun operations and are currently without revenue. Our company has no employees at the present time. As at July 31, 2005, our accumulated deficit was $3,843. We anticipate that we will operate in a deficit position and continue to sustain net losses for the foreseeable future.

The Offering

Common Shares Outstanding Before This Offering	3,300,000
Maximum Shares Being Offered	600,000
Maximum Common Shares Outstanding After This Offering	3,900,000

Olympic Weddings International, Inc. is authorized to issue 75,000,000 shares of common stock.  Current shareholders of Olympic and officers and directors collectively own 3,300,000 shares of restricted common stock.  These shares were issued at an average price of approximately $0.00727 per share.

This offering consists of 600,000 shares of Olympic Weddings International, Inc. common stock (the “Offering”).  The offering price is $0.10 per share.  No officers, directors or significant investors own any of the shares being offered.

There is currently no public market for the common stock of Olympic, as it is presently not traded on any market or securities exchange.

Risk Factors

The securities offered hereby are highly speculative and should be purchased only by persons who can afford to lose their entire investment in Olympic Weddings International, Inc.  Each prospective investor should carefully consider the following risk factors, as well as all other information set forth elsewhere in this prospectus, before purchasing any of the shares of our common stock.

Our Business Plan and Concept are Unproven and thus our Ability to Commence Significant Operations is Questionable.

We are unaware of any other business that operates or has operated with the same or similar business purpose as ours. Therefore, we have not way to judge whether or not our business plan is viable. Therefore, an investment in Olympic is very risky as our business model cannot be compared to any similar operations.

Failure to Secure Additional Financing May Affect our Company’s Ability to Survive.

If the securities being offered are not fully subscribed for, we may require additional financing in addition to the funds we hope to raise from the sale of shares offered under this prospectus in order to commence our operations.  Such financing, if required, may not be forthcoming.  Even if additional financing is available, it may not be available on terms we find favorable. Failure to secure the needed additional financing may have a serious effect on our Company's ability to survive. As of July 31, 2005, our working capital was $22,157 of which we estimate $19,000 will be used to pay the remaining expenses of our offering.  Our losses to that date totaled $3,843.

Inability of Our Officers and Directors to Devote Sufficient Time to the Operation of the Business May Limit Olympics’ Success.

Presently the officers and directors of the Company allocate only a portion of their time to Olympics’ business. When Olympic commences operations, our President, Mr. Brent Sheppard, will spend up to 40 hours a week towards the operations of Olympic. However, our other officers and directors, Mr.  Patrick Wallace, our Secretary/Treasurer and Mr. Brian Pierson, will only be able to dedicate up to 20 hours a week.

If the business requires more time for operations than anticipated or the business develops faster than anticipated, the officers and directors may not be able to devote sufficient time to the operation of the business to ensure that it continues as a going concern.  Even if this lack of sufficient time of our management is not fatal to Olympic’s existence it may result in limited growth and success of the business.

Inability of the Company to Offer Certain Olympic Venues Due to Government Restrictions Which May Effect the Companies Ability to Survive.

Presently the company is targeting Olympic venues that are readily accessible.  Although the company will continue to source acceptable venues, the chosen sites may become restricted due to the changing political climate in the host countries.  If the business requires certain venues that prove to be unavailable, the company may not be able to fulfill its obligations.  Failure to fulfill contracted obligations may result in serious financial costs which may have a serious effect on our Company’s ability to survive.

Inability of the Company to Engage Wedding Planners at Olympic Venues Which May Effect the Companies Ability to Survive.

Olympic anticipates that wedding planners at the chosen host cities will be available to fulfill the necessary planning activities.  If the company is unable to find acceptable wedding planners in some or all of the chosen Olympic sites the company will not be able to offer those chosen sites.  Failure to use these sites may result in lost revenues which may have a serious effect on our company’s ability to survive.

Unproven Profitably Due to Lack of Operating History Makes an Investment in Olympic an Investment in an Unproven Venture.

Olympic Weddings International, Inc. was formed on November 9, 2004.  As of this date, we do not have any revenues or operations, and we have few assets.  We do not expect to commence generating revenues until at least six months after completion of the offering, assuming all of the shares offered are sold.

Due to our lack of operating history, the revenue and income potential of our business is unproven.  If we cannot successfully implement our business strategies, we may not be able to generate sufficient revenues to operate profitably.  Since our resources are very limited, insufficient revenues may result in termination of our operations, as we cannot fund unprofitable operations, unless additional equity or debt financing is obtained.

With No Minimum Share Sale Requirement it is Possible that Olympic will Fail to Commence Operations Despite Having Raised some Funds from this Offering.

The offering is not subject to any minimum number of shares to be sold by Olympic.  Consequently, the early investor is not assured of any other, later shares being sold.  You may be the only purchaser.  If Olympic fails to sell the entire offering, it may never commence operations and your investment would be lost.

We are dependent upon this offering to be able to implement our business plan and our lack of revenues and profits may make our obtaining additional capital more difficult. We presently have no significant operating capital and we are totally dependent upon receipt of the proceeds of this offering to provide the capital necessary to commence our proposed business. Upon completion of this offering, the amount of the capital available to us will still be extremely limited, especially if less than the total amount of the offering is raised since this is a best efforts basis offering. We have no commitments for additional funding.   If we need and are unable to raise additional capital, then you may lose your entire investment.

Difficulty For Olympic Stockholders to Resell Their Stock Due to a Lack of Public Trading Market

There is presently no public trading market for our common stock, and it is unlikely that an active public trading market can be established or sustained in the foreseeable future.  We intend to have our common stock quoted on the OTC / Bulletin Board as soon as practicable.  However, there can be no assurance that the Company's shares will be quoted on the OTC / Bulletin Board.  Until there is an established trading market, holders of our common stock may find it difficult to sell their stock or to obtain accurate quotations for the price of the common stock.  If a market for our common stock does develop, our stock price may be volatile.

Our management currently controls Olympic and thus you will most likely not be able to influence the control of Olympic through elections to the Board of Directors.

Our management, collectively, currently owns all of our outstanding shares of common stock. Even if we are successful in selling all of the shares offered hereunder, our management will continue to own in the aggregate 84.6% of the total issued and outstanding shares. Therefore, our management will continue to retain control of the company following this offering

Our Independent Auditors’ Report States that there is a Substantial Doubt that we will be able to Continue as a Going Concern.

Our independent auditors, Miller and McCollom, a Registered Public Accounting Firm, state in their audit report, dated November 8 , 2005, and included with this prospectus, that since we are a development stage company, have no established source of revenue and are dependent on our ability to raise capital from shareholders or other sources to sustain operations, there is a substantial doubt that we will be able to continue as a going concern.

Broker-dealers may be Discouraged from Effecting Transactions in our Shares Because they are Considered Penny Stocks and are Subject to the Penny Stock Rules.

Rules 15g-1 through 15g-9 promulgated under the Securities Exchange Act of 1934 impose sales practice and disclosure requirements on NASD broker-dealers who make a market in "penny stocks". A penny stock generally includes any non-Nasdaq equity security that has a market price of less than $5.00 per share.  Our shares currently are not traded on Nasdaq nor on any other exchange nor are they quoted on the OTC/Bulletin Board or “OTC/BB”.

Following the date that the registration statement, in which this prospectus is included, becomes effective we hope to find a broker-dealer to act as a market maker for our stock and file on our behalf with the NASD an application on Form 15c(2)(11) for approval for our shares to be quoted on the OTC/BB. As of the date of this prospectus, we have not attempted to find a market maker to file such application for us. If we are successful in finding such a market maker and successful in applying for quotation on the OTC/BB, it is very likely that our stock will be considered a “penny stock”. In that case, purchases and sales of our shares will be generally facilitated by NASD broker-dealers who act as market makers for our shares.  The additional sales practice and disclosure requirements imposed upon broker-dealers may discourage broker-dealers from effecting transactions in our shares, which could severely limit the market liquidity of the shares and impede the sale of our shares in the secondary market.

Under the penny stock regulations, a broker-dealer selling penny stock to anyone other than an institutional accredited investor must make a special suitability determination for the purchaser and must receive the purchaser's written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt.

In addition, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt.  A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities.  Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer's account and information with respect to the limited market in penny stocks.

USE OF PROCEEDS

We intend to raise $60,000 from the sale of 600,000 shares of common stock at $0.10 per share.  This Offering is for a maximum amount of $60,000 and no minimum sale requirement.  Olympic has no intention to return any stock sales proceeds to investors if the maximum amount is not raised.

Readers will note that the Company has already raised a total of $24,000 from the sale of 3,300,000 shares of common stock.  The total amount of $24,000 has been raised from the sale of stock to our affiliates, officers and directors; these shares sold are restricted and are not being registered in this offering.  The offering expenses associated with this offering are estimated to be $22,000.  As at July 31, 2005, we had a balance of $22,157 in cash. As at July 31, 2005, we had paid $3,000 of the offering expenses and estimate it will require an additional $19,000 to complete the offering. We intend to use our existing cash to pay the entire expenses of this offering from cash on hand.  None of the offering expenses are to be paid out of the proceeds of this offering.  The entire sum of monies we raise from this offering will be used to finance Olympic’s plan of operations.  None of the proceeds of this offering will be used to repay any existing debt.

The following table indicates how Olympic intends to use these proceeds of this offering.

Proceeds from Sale of Common Stock	$60,000
Expenses Marketing and Promotion Travel and Hospitality: Office Furniture and Equipment Legal and Accounting Website, Hosting and Telecom Miscellaneous Administrations Expenses Total	22,000 8,000 9,000 10,000 6,000 5,000 $60,000

The above expenditure items are defined as follows:

Marketing and Promotion: This item refers to the cost of a basic marketing program and the provision of a minimal amount of product information to our customers and interested business individuals. This could include direct marketing as well as local newspaper advertising directed to specific demographics.  Our primary mediums will be Bridal/Tourism Magazines and Wedding Shows. Initially, we intend to market our service through a basic Internet website. Olympic will also do some direct contact marketing facilitated by a brochure specifically targeted to the travel and tourism industry. We expect to be incurring these costs beginning the second month of operations after the closing date of this offering, and continuing throughout the remainder of the year. We expect to begin marketing more directly into the Japanese market during the last quarter of our first year of operations.

Travel and Hospitality: This expense will be incurred in setting up international contacts in the targeted cities (see Business of the Issuer under Description of Business below).  This will require travel to each site to interview and secure qualified wedding service providers for each market place.  Our goal is to provide 10 Olympic Venues as wedding destinations by the end of the third quarter of our first year of operations.  We will also need to travel to and participate in wedding shows and establish our presence in the wedding industry to promote our product at a consumer level.

Office Furniture and Equipment:  This expenditure refers to items such as desks, chairs, computer hardware and software, photocopier, fax machine, telephone system, filing cabinets, office supplies and other similar office requirements. We will also need a high resolution projection unit to provide a fast paced and informative “powerpoint/video presentation” at wedding shows. Olympic expects to begin making these purchases during the second month of operations after the effective date of this prospectus.

Legal and Accounting:  This expenditure item refers to the normal legal and accounting costs associated with fulfilling the reporting and auditing obligations of a public company. It will also cover the cost of preparation of appropriate agreements and documents. We expect to be making these expenditures throughout the year, commencing on the effective date of the registration statement, of which this prospectus is a part.

Website, Hosting and Telecom: This expense is the cost associated with development of a website. This item also covers the cost of hosting our website and basic monthly telephone and fax services. Since the website will be used as a primary means to promote and provide Olympic Weddings, preliminary website development will begin as soon as we have funds available. Eventually, the website will function in two languages in accordance with our two major markets, Japanese and English. Clients will be able to order their complete Olympic Wedding Package(s) online. The amount indicated covers the first year of operations.

Miscellaneous Administration Expenses:  This expense refers to any miscellaneous costs that have not been otherwise listed - such as bank service charges and sundry items.  This amount will cover such costs during the first year of operation.

There is no assurance that Olympic will raise the full $60,000 as anticipated. The following is the break down of how management intends to use the proceeds if only 25 percent, 50 percent, or 75 percent of the total offering amount is raised:

Expenditure Item	25%	50%	75%	100%
Marketing and Promotion	5,000	12,000	12,000	22,000
Travel and Hospitality	0	3,000	8,000	8,000
Office Furniture and Equipment	0	2,000	6,000	9,000
Legal and Accounting	8,000	8,000	9,000	10,000
Website, Hosting and Telecom	1,500	4,000	6,000	6,000
Miscellaneous Administrative Costs	500	1,000	4,000	5,000
Total	$15,000	$30,000	$45,000	$60,000

If only 25% of the offering is sold, we will continue with our development plans. Much of the office expenses will be placed on hold.  Travel will be minimal as we will only offer 3 Olympic Wedding destinations. Marketing will be restricted to North America using 1-800 telephone contact and a basic website.  Olympic will use the office furniture and computer hardware of the directors and only basic software systems will be purchased until sufficient capital becomes available. The directors will take responsibility for monthly bookkeeping and each quarter will prepare in-house interim financial statements for the accountant’s review.  We anticipate that the $15,000 along with the expectation of limited revenue from modest sales will be sufficient to sustain us during the short-term. However, there would be insufficient funds available for furtherance of the plan of operations as detailed later in this prospectus under the heading “PLAN OF OPERATION”.

If less than $15,000 is made available, we would restrict our marketing to a website presence only.

In the event that only 50% of the offering amount is raised, we would be able to further our plan of operation; however, the Company's activities will be severely restricted. Travel will be minimized as we will only offer 5 Olympic Wedding destinations.  We would develop our customer base and network of contacts. However, office furniture and equipment purchased would be severely restricted.  The directors will take responsibility for monthly bookkeeping and each quarter will prepare in-house interim financial statements for the accountant’s review.  Without the ability to aggressively pursue our plan of operations, it is likely that we will take much longer to build a profitable business.

If 75% of the total offering amount is raised, there will be sufficient funds to pay a significant portion of all budgeted expenditure items.

The money Olympic has raised thus far from selling stock to its officers and directors will be sufficient to pay all expenses of this offering, which we estimate to be $22,000.  We believe Olympic will require $13,000 in order to begin operations.  Further, we believe we will require a minimum of $26,000 to operate for twelve months following the effectiveness of this prospectus.  As at July 31, 2005, Olympic had working capital of $22,157 of which we estimate $19,000 will be used to pay all remaining expenses of this offering,

Olympic is confident it can meet its financial obligations and pursue its plan of operations if it can either complete this offering or achieve sales revenues within the next six months.  We do not expect to commence generating revenues until at least six months after completion of this offering of securities. The total amount of the money raised from the sale of the 600,000 shares we are offering will be used for the purpose of furthering the Company's plan of operation, as detailed under the heading “ PLAN OF OPERATION” below.

DETERMINATION OF OFFERING PRICE

There is no established market for our stock. The offering price for shares sold pursuant to this offering is set at $0.10 per share.  Of the 3,300,000 shares of stock already purchased by officers and directors, 1,000,000 shares were sold for $0.001 per share, and the remaining 2,300,000 shares were sold for $0.01 per share.  All of the outstanding shares of stock are restricted. The additional factors that were included in determining the sales price are the lack of liquidity since there is no present market for our stock and the high level of risk considering our lack of operating history.

DILUTION

Olympic is offering shares of its common stock for $0.10 per share through this offering. Since its inception on November 9, 2004, its officers and directors have purchased shares of its common stock for $0.01 and $0.001 per share.

As at July 31, 2005, the net tangible book value of Olympic was $0.0061 per share.  If Olympic is successful in selling all of the offered by this prospectus, the pro forma net tangible book value of Olympic would be $61,157 after deducting the remaining offering costs outstanding of $19,000, or approximately $0.00157 per share, which would represent an immediate increase of $0.0096 in net tangible book value per share and $0.0843 or 84.3% per share dilution to new investors, assuming all the shares are sold at the Offering price of $0.10 per share.

Following is a table detailing dilution to investors if 25%, 50%, 75%, or 100% of the offering is sold.

	25%	50%	75%	100%
Net Tangible Book Value Per Share Prior to Stock Sale	0.0061	0.0061	0.0061	0.0061
Net Tangible Book Value Per Share After Stock Sale	0.0047	0.0087	0.0123	0.0157
Increase in Net Book Value Per Share Due to Stock Sale	(0.0014)	0.0026	0.0062	0.0096
Loss (subscription price of $.10 less net tangible book value per share)	0.0953	0.0913	0.0877	0.0843

PLAN OF DISTRIBUTION

Upon effectiveness of the registration statement, of which this prospectus is a part, we will conduct the sale of shares we are offering on a self-underwritten, best–efforts basis.  There will be no underwriters used, no dealer's commissions, and no passive market making. The officers and directors of Olympic, Mr. Brent Sheppard, Mr. Patrick Wallace, and Mr. Brian Pierson, will sell securities on behalf of Olympic in this offering. Olympic’s officers and directors intend to personally contact their friends, family members and business acquaintances in attempting to sell the shares offered hereunder.  Olympic will not be conducting a mass-mailing connection with this offering, nor will it use the Internet to conduct this offering. Olympic may employ the services of an agent or intermediary to introduce Olympic to prospective subscribers to the Offering. In such event, Olympic is prepared to pay commissions or finder’s fees of up to 10% of the proceeds from the Offering.   In the event that Olympic does employ the services of an agent or intermediary, and such agent or intermediary is acting as an underwriter, Olympic will file a post effective amendment to name such underwriter, disclose the material terms of the underwriting, disclose the material terms of such underwriting agreement and file such as an exhibit.

Mr. Brent Sheppard, Mr. Patrick Wallace, and Mr. Brian Pierson are not subject to a statutory disqualification as such term is defined in Section (a)(39) of the Securities Exchange Act of 1934.  They will rely on Rule 3a4-1 to sell Olympic’s securities without registering as broker-dealers.  They are serving as officers and directors for or on behalf of Olympic otherwise than in connection with transactions in securities and will continue to do so at the conclusion of this offering, and have not been a broker or dealer, or an associated person of a broker or dealer, within the preceding 12 months, and have not nor will not participate in the sale of securities for any issuer more than once every twelve months.  Our officers and directors will not receive commissions or other remuneration in connection with their participation in this offering based either directly or indirectly on transactions in securities.

We plan to offer our shares to the public, at a price of $0.10 per share, with no minimum amount to be sold.  The officers and directors will not purchase any shares under this offering.  We will keep the offering open until we sell all of the shares registered, or April 30, 2006, which ever occurs first.  There can be no assurance that we will sell all or any of the shares offered. We have no arrangement or guarantee that we will sell any shares.  All subscription checks will be made payable to Olympic Weddings International, Inc. or as Olympic may otherwise direct. Upon Olympic’s acceptance of an investor’s signed subscription agreement and bank clearance of the funds from each investor’s subscription check, each investor will become a shareholder in Olympic and receive a share certificate for the number of shares subscribed for.

LEGAL PROCEEDINGS

Olympic Weddings International, Inc. is not a party to any pending legal proceedings, nor is the company aware of any governmental authority contemplating any legal proceeding against it.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Mr. Brent Sheppard, President, Member of the Board, age 45

Reverend Brent Sheppard has served as our President and a member of the Board of Directors since November 9th, 2004.  The term of his office is for two years and thereafter renewable on an annual basis.  Mr. Sheppard also served as Secretary/Treasurer from November 9th until his resignation April 26, 2005.

Mr. Sheppard is presently self employed. In 1999, he began full time Marriage Chaplaincy work, offering wedding officiate services and counseling to couples from the Greater Vancouver area.  He currently performs 100-150 weddings each year and is the recognized Marriage Chaplain at such wedding venues as Newlands in Langley British Columbia, Northview in Surrey, British Columbia, and Minoru Chapel in Richmond, British Columbia, as well as itinerating in the Greater Vancouver area to perform many different types of ceremonies.

In 1992, he was approached by Watabe International Wedding services which had just opened an office in Vancouver. They were seeking a Minister to perform wedding ceremonies for Japanese couples choosing Vancouver for their destination wedding. Over a five year period Rev. Sheppard performed nearly 500 Japanese weddings, further developing his cross-cultural communication skills and his understanding of the Destination Wedding Industry.

In 1990, he was signed on by Excel Talent Inc, one of Vancouver’s Talent Agencies. They continue to represent him both as a speaker and as an actor. He has appeared in principal roles on over a hundred Film/TV shows and/or commercials.

In 1986, in honor of his theological pursuits and for his work with Vancouver’s Inner City youth he was given Ministerial credentials by the Apostolic Church of Pentecost Inc, whose head office is located in Calgary Alberta Canada.

In June 1982, he completed a three year internship at a local church in Vancouver, British Columbia, where he continued in a ministerial position until 1999 when he retired from his itinerant youth ministries.

After graduating from Burnaby Central Senior Secondary, Burnaby, British Columbia, in June, 1978, Mr. Sheppard went on to pursue and completed a Diploma course in June, 1980 in Theological Studies at Jubilee Bible College and at Regents College, located on the campus of the University of British Columbia.

As Mr. Sheppard is self employed, he is able to dedicate significant time towards Olympic’s business development.  Mr. Sheppard is prepared to spend 30 hours a week when required and up to as much as 40 hours a week during the critical first 6 months of operation.

Mr. Sheppard is not an officer or director of any reporting company that files annual, quarterly, or periodic reports with the United States Securities and Exchange Commission.

Patrick Wallace, Secretary/Treasurer, Member of the Board, age 51

Mr. Patrick Wallace has served as Secretary/Treasurer and Director since April 26, 2005.  The term of his office is for two years and is thereafter renewable on an annual basis.

Mr. Patrick Wallace presently serves as a consultant and chief accounts executive for Key Innovations a supplier of marketing and promotional products in the Greater Vancouver region of British Columbia.  He also owns and operates a part-time, seasonal venture called YakiNiku’s which finds a market offering authentic Japanese cuisine to attendee’s of some of the special events in British Columbia.

In September 1997, Mr. Wallace launched his own company called Progressive Promotionals, which was a supplier of promotional products. He established a portfolio of national and international clients such as Kraft Foods and McDonalds. The proprietorship became a British Columbia registered Limited company in September 2000.  Mr.

Wallace served as President and CEO and was the majority shareholder.  In February 2004, he sold his interest in the company to Key Innovations where presently he continues to hold a management position.

In April 1991, Mr. Wallace accepted a sales position with Noram Promotional Supplies in Vancouver, British Columbia, where he established himself as a marketer and supplier of marketing and promotional products.  When this company was sold in 1997, Mr. Wallace launched his own company, Progressive Promtionals.

From September 1980 through March 1991, Mr. Wallace, with a partner owned and operated Honey’s Cafe in Vancouver’s Historic Gastown where his location became a destination for tourists and locals alike.

From 1974 through 1980, Mr. Wallace pursued and completed his studies and received a certificate in Restaurant Management and Culinary Development while attending at BCIT (British Columbia Institute of Technology) and the Vancouver Vocational Institute in British Columbia.

Mr. Patrick Wallace was born and raised in Nagoya Japan.  His formative years of education were at the Nagoya International School where he developed his language and people skills as a result of being immersed in a foreign and diverse culture.  His grasp of Japanese language and culture, combined with his experience in Marketing will assist Olympic, as we endeavor to tap into the Asian wedding industry.

Mr. Wallace is currently devoting approximately 10 hours a week of his time to Olympic. He is prepared to spend up to 20 hours a week of his time when we begin operations.  Mr. Wallace is not an officer or director of any reporting company that files annual, quarterly or periodic reports with the United States Securities and Exchange Commission.

Mr. Brian Pierson, Member of the Board of Directors, age 49

Mr. Brian Pierson has served on the Board of Directors since April 26, 2005.

Mr. Brian Pierson is presently serving as the director of Teen Challenge British Columbia, a non-profit organization in Yarrow, British Columbia.  Teen Challenge British Columbia is a one-year residential program that helps people who struggle with life controlling addictions.  He accepted this position in April 2003.

From September 1996 to March of 2003, Mr. Pierson was a self employed professional counselor.  During this period, he served as an adjunct professor at Trinity Western University in Langley, British Columbia.  He served as a group facilitator for Tanya Swaren Management Training and Consulting in Langley, British Columbia and an employment counselor for the Surrey Employment Centre in Surrey, British Columbia.

In 1982, Mr. Brian Pierson received a Bachelor of Arts degree in Biblical Literature and Counseling from Northwest College, Kirkland, Washington, and in 1988 he received a Master of Arts Degree in Counseling Psychology from the University of British Columbia, Vancouver, British Columbia.

As Mr. Pierson is presently working full time, he is able to dedicate only moderate time towards Olympic’s business development during the business week.  However, he is prepared to spend up to 20 hours a week of his time during the weekends and his days off. He is not an officer or director of any reporting company that files annual, quarterly or periodic reports with the United States Securities and Exchange Commission.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following is a table detailing the current shareholders of Olympic owning 5% or more of the common stock, and shares owned by Olympic’s directors and officers as of August 31, 2005:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common	Brent Sheppard President and member of the Board of Directors 6157 Sundance Drive Surrey, British Columbia, Canada, V3S 8B2	2,700,000	81.82%
Common	Patrick Wallace Secretary/Treasurer and member of the Board of Directors 18227 – 57A Avenue Surrey, British Columbia, Canada, V3S 6E6	300,000	9.09%
Common	Brian Pierson Member of the Board of Directors 20749 - 38A Avenue Langley, British Columbia, Canada, V3A 2V3	300,000	9.09%
Common	Directors and officers as a group	3,300,000	100.00%

 The percentage of class is based on the total number of shares outstanding of 3,300,000.  Olympic does not have any outstanding options, warrants or rights to acquire shares of capital stock.

DESCRIPTION OF SECURITIES

Common Stock

Our Articles of Incorporation authorize the issuance of 75,000,000 shares of common stock with $0.001 par value.  Each of the shares of common stock to be issued pursuant to this prospectus will be fully paid and non-assessable when issued.  We are not authorized to issue any series or shares of preferred stock. Each record holder of common stock is entitled to one vote for each share held in all matters properly submitted to the stockholders for their vote.  Cumulative voting for the election of directors is not permitted by the By-Laws of Olympic.

Holders of outstanding shares of common stock are entitled to such dividends as may be declared from time to time by the Board of Directors out of legally available funds; and, in the event of liquidation, dissolution or winding up of the affairs of the Company, holders are entitled to receive, ratably, the net assets of the Company available to stockholders after distribution is made to the preferred stockholders, if any, who are given preferred rights upon liquidation.  Holders of outstanding shares of common stock have no preemptive, conversion or redemptive rights.  To the extent that additional shares of Olympic’s common stock are issued, the relative interest of then existing stockholders may be diluted.

INTEREST OF NAMED EXPERTS AND COUNSEL

Olympic has not hired or retained any experts or counsel on a contingent basis, who would receive a direct or indirect interest in Olympic, or who is, or was, a promoter, underwriter, voting trustee, director, officer or employee, of Olympic.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES LIABILITIES

The Nevada General Corporation Law requires Olympic to indemnify officers and directors for any expenses incurred by any officer or director in connection with any actions or proceedings, whether civil, criminal, administrative, or investigative, brought against such officer or director because of his or her status as an officer or director, to the extent that the director or officer has been successful on the merits or otherwise in defense of the action or proceeding. The Nevada General Corporation Law permits a corporation to indemnify an officer or director, even in the absence of an agreement to do so, for expenses incurred in connection with any action or proceeding if such officer or director acted in good faith and in a manner in which he or she reasonably believed to be in or not opposed to the best interests of the Company and such indemnification is authorized by the stockholders, by a quorum of disinterested directors, by independent legal counsel in a written opinion authorized by a majority vote of a quorum of directors consisting of disinterested directors, or by independent legal counsel in a written opinion if a quorum of disinterested directors cannot be obtained.

The Nevada General Corporation Law prohibits indemnification of a director or officer if a final adjudication establishes that the officer's or director's acts or omissions involved intentional misconduct, fraud, or a knowing violation of the law and were material to the cause of action. Despite the foregoing limitations on indemnification, the Nevada General Corporation Law may permit an officer or director to apply to the court for approval of indemnification even if the officer or director is adjudged to have committed intentional misconduct, fraud, or a knowing violation of the law.

The Nevada General Corporation Law also provides that indemnification of directors is not permitted for the unlawful payment of distributions, except for those directors registering their dissent to the payment of the distribution.

According to Section 10 of Olympic Weddings International, Inc.’s bylaws, Olympic is authorized to indemnify its directors to the fullest extent authorized under Nevada Law subject to certain specified limitations.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and persons controlling the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ORGANIZATION WITHIN LAST FIVE YEARS

See “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS” below.

DESCRIPTION OF BUSINESS

Business Development

Olympic Weddings International, Inc. was incorporated on November 9, 2004, in the State of Nevada.  We have not yet begun our business operations and we currently have no revenue and no significant assets. Olympic has never declared bankruptcy, has never been in receivership, and has never been involved in any legal action or proceedings.  Since becoming incorporated, Olympic has not made any significant purchase or sale of assets, nor has it been involved in any mergers, acquisitions or consolidations.  Olympic is not a blank check registrant as that term is defined in Rule 419(a) (2) of Regulation C of the Securities Act of 1933, since it has a specific business plan or purpose.

Neither Olympic nor its officers, directors, promoters or affiliates, has had preliminary contact or discussions with, nor do we have any present plans, proposals, arrangements or understandings with any representatives of the owners of any business or company regarding the possibility of an acquisition or merger.

Business of Issuer

Olympic Weddings International Inc. intends to develop a company that will provide personally guided travel tour wedding packages to be held at venues where Olympic events have been celebrated.  The company will source destination venues, and add to the travel experience by combining guides and wedding planners that are able to provide an informative and educational background while planning and preparing for a wedding ceremony for the bride, the groom and their guests.

We intend to offer Olympic Weddings at the following Olympic locations:

5 Summer Olympic Venues: Barcelona, Atlanta, Sydney, Athens and Beijing

5 Winter Olympic Venues: Lillehammer, Nagano, Salt Lake City, Torino and Vancouver/Whistler

The Olympic Games continue to draw international acclaim and interest. Based in informal Internet searches conducted by management, thousands of spectators attended the Olympics in Athens and Salt Lake City, while more than a billion viewers watched on television networks around the world.

Our President, Reverend Brent Sheppard, has observed that destination weddings continue to grow in popularity for several very good reasons.  The destination wedding provides both a wedding venue and honeymoon for the bride and groom and it provides a vacation for the couple’s guests.

Olympic will be a service-oriented firm that intends to profit from integrating travel with weddings. We will endeavor to offer couples getting married, or those wanting to renew wedding vows, the opportunity of a wedding ceremony at a destination that has currently hosted, or will be hosting, an Olympic event. We will seek out and provide wedding officiates and planners who can integrate into the ceremony an Olympic theme.  Themes that may include vows that celebrate teamwork and commitment and where those values were pursued and won with great passion and international accolades.

The service of a “Professional Wedding Planner” at each venue will be a key factor in guaranteeing customer satisfaction. This individual/group will be under contract to Olympic. This will require the scouting and possible training of a wedding service provider at each of the Olympic sites offered. This individual/team will assemble and provide a variety of “Wedding Packages” from the very basic Wedding to an elaborate 5 star event.

Olympic will serve as the marketer of the destination and the wedding packages.  The on-site wedding planner will have the responsibility of arranging the details of the couples wedding at the chosen venue.  Olympic will also act as a liaison for the on-site wedding planner who will handle all the wedding related details for the couple, with online planning and a hands-on approach for the couple.

We intend to design and create private label tours and tour packages to Olympic destinations and then market the tour packages to the national and international retail travel industry.  Our plan to develop relationships with major international and domestic carriers and tour companies offering a variety of programs thereby connecting business traffic with international markets.

Principal Products and Services

Olympic will be offering a destination wedding tour package.  The destination will be an historic Olympic site or venue.  The Olympic theme wedding travel package to Olympic Games venues and sites will include an on site wedding planner.

The Market

Olympic Wedding intends to target the two most active wedding markets - Japan and North America . Based on informal internet searches conducted by management, it would appear that these are the two most active wedding markets. The following details were noted:

1.

Japan:  800,000 Japanese brides spending approximately $50 Billion (US Dollars)

2.

North America:  2.35 million weddings annually, spending approximately $60 Billion (US dollars)

NOTE: These figures are for “Wedding only” and do not include money spent on the honeymoon.

In Japan the average wedding runs on a budget of $70,000 - $90,000 dollars. This is due largely to the culture and the inherent effects of Shinto, the national religion. A traditional Shinto Wedding consists of 7 ceremonies or steps, with each one requiring a different wedding dress. This alone can escalate the cost substantially. Add to this that the family must invite everyone they know and give each guest a substantial gift. This can get very expensive. As a result, many Japanese couples are opting for a cheaper civil service and then choosing a destination wedding for about a tenth of the cost of the traditional Japanese/Shinto ceremony. On average they will spend $8,000-$10,000 dollars and many times the couple’s family will travel with them.

We see our North American customers coming from three different groups within the wedding marketplace.

1.

Couples getting married for the first time

Based on informal internet searches conducted by management, the median age in Canada of first time grooms is 30.2 years and the average age of first time brides is 28.2 years. In 2005, couples are getting married later in life than they did in the latter part of the last century. By this time the bride and groom usually are well into their careers, have a solid fixed dual-income and many couples have already bought homes together. We feel that this is an excellent target market, at a point in their lives where they want to and can afford to “do it right”. Plus, they want to travel.

2.

Divorced couples getting married again

Divorced couples have usually already participated in the traditional wedding experience and want to do it different the next time around. They are usually in their late forties or early fifties, which means they are more financially secure with more disposable income available for a destination wedding and honeymoon combination.

3

Couples celebrating an anniversary

More and more couples want to celebrate those benchmark moments in their marriage journey by renewing their vows in a wedding ceremony. They usually have children and sometimes even grand children that they want to and can afford to take with them, so the idea of a destination wedding and holiday is very appealing and therefore a sell-able commodity.

Competition and Competitive Strategy

There are a few Japanese and several American companies capitalizing on destinations weddings , however, to our knowledge, none of these companies are targeting Olympic venues as a destination.  Companies that may provide components of the services that we will provide, including wedding planners and travel agencies, may be contacted in an endeavor to enhance our packages by offering options for our clients.

Watabe is a company based in Japan offering wedding destinations to international sites. Their service includes the flight plans and accommodations. They have on site wedding planners that coordinate factors pertinent to the wedding , including the chapel , minister and photographer. They also make available wedding gowns and tuxedoes. Their Vancouver office served many Japanese couples each year . Although Mr. Sheppard provided his chaplaincy services to this company from 1994 through 1998, he does not have a non-competition agreement nor any obligations to this company. To our knowledge this company has not protected any aspects of its business model . Our operations will not violate any of their rights.

Olympic will be offering similar services with a focus specifically on the theme of the Olympic Games. Olympics’ management have formed an opinion based on their experience that the Japanese as well as the North American cultures consider Olympic Game locations as being somewhat sacred because of what the Olympics represent. We believe that this focus on Olympic venues will give us a competitive advantage over other companies offering wedding services.

Distribution

Initially Olympic will market through two key forms of advertising.  The first will be through print media, both on the World Wide Web and in National Wedding Publications. We will seek to create a media presence and work towards establishing and identifying that niche market mentioned earlier. Secondly, Wedding Shows as they have grown in popularity as a means for the consumer to sample a wide range of wedding related vendors, services and products. We intend to have a very simple, cost effective promotional display with a 12 minute video or PowerPoint type presentation providing a visual impetus for the very idea of an “Olympic Wedding”. This short presentation would be very easy to distribute in a CD ROM format or on the website . During the last quarter of our first year of operations, we expect to begin marketing more directly into the Japanese market.   To market in Japan, we would like to begin networking with such organizations as JEM (Japan Event Management) and Adventure weddings.

Further to this, we would endeavor to provide Olympic weddings to and through every Travel Agent in North America and Japan offering a commission for ‘Olympic Packages’ booked.

Sources and Availability of Products and Supplies

We believe that our Directors, through their industry experience and connections are able to develop the various aspects of the business.  Both Mr. Sheppard and Mr. Pierson have experience with officiating at wedding, travel, arranging travel tours and arranging the use of various venues and services for wedding related engagements.  Mr. Wallace has experience in arranging promotion and marketing packages.  As a team, we believe they will be able to contact and arrange the services required in the different targeted cities, to put together the individual wedding tour package.

Dependence on One or a Few Major Customers

As our products and service will be marketed to individuals, we will not be dependent on one or a few major customers.

Patent, Trademark, License & Franchise Restrictions and Contractual Obligations & Concessions

There are no inherent factors or circumstances associated with this industry, or any of the products or services that we plan to provide that would give cause for any patent, trademark or license infringements or violations. Olympic has also not entered into any franchise agreements or other contracts that have given, or could give rise to obligations or concessions.

Governmental Controls and Approvals

In regards to both the retail and the customers service parts of our business, the major area for government control or need for government approval would be concerning business licensing. Olympic will ensure that our on-site wedding planners have the necessary business license and are members in good standing with their local Chambers of Commerce.

All of the products being offered for sale will be purchased from reputable wholesale distributors and manufactures and will carry the necessary government and industry standard approvals.  Olympic does not intend to sell products or service that are restricted or regulated in Canada and the United States.

Existing or Probable Government Regulations

Other than the licensing requirements discussed above, there are no other types of government regulations existing nor are we aware of any such regulations being contemplated that adversely affect Olympic’s ability to operate.

Research and Development Activities and Costs

Our directors and officers have undertaken limited research and investigation to date regarding the market need for a destination wedding at Olympic venues. We do not have any plans for research or development during the term of this prospectus.

Compliance with Environmental Laws

There are no environmental laws that have been enacted, nor are we aware of any such laws being contemplated for the future, that address issues specific to our business.

Facilities

We do not own or rent facilities of any kind. At present we are operating from the offices of our President, Rev. Brent Sheppard and he provides this space free of charge. We will continue to use this space for our executive offices for the foreseeable future.

Employees

Olympic has no employees at the present time. The officers and directors are responsible for all planning, developing and operational duties, and will continue to do so throughout the early stages of our growth.

We have no intention of hiring employees until the business has been successfully launched and we have sufficient, reliable revenue flowing into Olympic from our operations.  Our officers and directors will do whatever work is necessary to bring our business to the point of having positive cash flow.  Human resource planning will be part of an ongoing process that will include constant evaluation of operations and revenue realization.  In any event, we do not intend to hire any employees within the first year of operation.

Forward-Looking Statements

This prospectus contains forward-looking statements that involve risks and uncertainties.  Olympic uses words such as: anticipate, believe, plan, expect, future, intend and similar expressions, to identify such forward-looking statements.  You should not place too much reliance on these forward-looking statements.  Actual results are most likely to differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced as described in this Risk Factors section and elsewhere in this prospectus.  Factors which may cause the actual results or the actual plan of operations to vary include, among other things, decisions of the board of directors not to pursue a specific course of action based on its re-assessment of the facts or new facts, or changes in general economic conditions and those other factors set out in this prospectus.

Reports to Security Holders

We will voluntarily make available to securities holders an annual report, including audited financials on Form 10-K or Form 10-KSB.  We are not currently a fully reporting company, but upon effectiveness of this registration statement, will be required to file reports with the SEC pursuant to the Securities Exchange Act of 1934.

The public may read and copy any materials filed with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

PLAN OF OPERATION

Olympic is a development stage company with no operations, no revenue, no financial backing and few assets. We are in the process of establishing a business, which provides customers with an International Wedding Service offering couples getting married or celebrating an anniversary with the unique opportunity of a destination wedding at an Olympic Games Host City.

We currently do not have the $60,000 needed to develop our website, our print media or CD ROM presentation, to market our products and services, nor do we have a source to supply the necessary funding if we are unsuccessful in raising the capital through this offering. Olympic believes it will take from two (2) to three (3) months to raise capital for completion of the development of the business after the registration becomes effective.

While Olympic has not yet secured any Olympic venues and/or on-site wedding service providers, our officers have conducted a limited amount of research regarding the availability and suitability of these destinations and services. We intend to continue to identify specific services and determine reliable wedding planners and travel suppliers as soon as the registration in which this prospectus is included becomes effective. We will then begin to develop and distribute the print media and promotional CD ROM with the funds available.

We will begin to design an information page which will utilize artwork and a logo on a website as soon as funds are available. Building of the complete website will begin within two months after the closing date of this offering with an expected initial cost of $4,000.  Web space will be contracted from a local Internet service provider.

Olympic will join local wedding industry and travel associations in order to maintain contacts in the business community as well as to stay well informed about bridal issues and trends within the wedding/travel marketplace.

We will develop an e-brochure and CD ROM outlining our services, products, fee structure, and ordering instructions within the first three months of operations with an expected initial cost of $9,000.  It will also include our mission statement which will state our intent to provide our clients with high quality services that meet or exceed their expectations and needs. The CD ROM will also highlight past experience and level of expertise. The CD ROM will be distributed at our wedding shows as well as to all other potential clients within the wedding industry. The e-brochure will be distributed electronically via the internet in accordance with all laws governing online solicitation known as spam mail.

At wedding shows, we will highlight the uniqueness of a destination wedding at an Olympic host city. Our presentation will be used to promote the idea of getting married at a location that embodies the essential ingredients of a healthy marriage, a destination that celebrates passion, teamwork and commitment, a venue where those winning characteristics have been honored with a gold medal.  We expect that we will the attend first of these shows within the first three to six months after the closing date of this offering with anticipated costs of $5,000.  We also expect to have our portable display ready for use at these shows at a cost of $7,000.

Attendees will be able to pick up our CD rom, ask questions regarding our destinations and services, and be able to book their ‘Olympic Wedding” directly from us at our Wedding Show display. Our portable display will be simple and cost effective to transport and set up requiring little more than a banner, laptop, and projection unit. The portable displays will be set up at wedding shows in order to market the wedding and the destinations that will be available to potential clients.  The display will have credit card point of sale (POS) facilities for processing credit card payments from both in-person sales as well as Internet purchases.

Olympic intends to register and list its web address with widely used search engines and directories. When registering, we plan to include keyword sensitive content referred to as metatags, or words that describe the content of the site, as well as titles to attempt to ensure that its domain name is listed prominently in search results in most search returns.

Olympic plans to participate in special interest mailing lists to gain visibility among targeted audiences as well as generate traffic for its website. Special interest mailing lists are not direct lists, but instead are similar to e-mail newsletters or on-going dialogues dedicated to special interests. E-mail messages would be sent to specific targeted mailing lists. Olympic also plans to participate in industry related newsgroups to gain visibility and develop relationships with targeted markets. (An internet newsgroup is a place on the internet where groups and people post and read messages on a particular topic.)

Depending on Olympic’s capital, we plan to book and process all orders from a central office location in the Greater Vancouver area, host city to the 2010 Winter Olympics. Both wedding show and internet orders will be filled from the same location. Internet orders will be confirmed and shipped via Canada Post Express Courier Service. From our investigations, we have found this system to be both cost effective and practical.

Distribution of our On Site Olympic Wedding services will be on a contract basis. Our Wedding Service Providers will be people from the Olympic Host City who know the area and the various wedding vendors in that area.

During the first stages of Olympic’s growth, the officers and directors will provide all the labor required to operate the website, wedding show display and presentations at no charge. Since we intend to operate with very limited administrative support, the officers and directors will continue to be responsible for at least the first year of operations.

Our marketing strategy will be to offer several different wedding packages at ten major Olympic host cities plus a wedding service provider at each location, ready and equipped to work online with the bride and groom in planning and developing their wedding itinerary.

How long Olympic will be able to satisfy its cash requirements, and whether we will require additional outside funding in the next twelve months depends on how quickly Olympic can generate sales revenue and how much revenue can be generated. At the present time we only have funds available to complete the expenses of this offering.

If we are unable to raise funding through this offering or from other sources, we will not be able to survive for more than several months. In that event, it will be critical that we begin to realize sales revenues as quickly as possible.

We are confident we can meet our financial obligations and pursue our plan of operations if we can either raise additional funding through this offering, or begin collecting sales revenues within the next twelve months of this Registration Statement becoming effective.

Olympic has no plans to undertake any further research and development during the term covered by this Registration Statement. There are also no plans or expectations to purchase or sell any significant equipment in the first year of operations. Management also has no intention of hiring any employees during the first year of operations.

During the first year of operations, we will concentrate our efforts exclusively to the development of our Print Media, e-brochure/CD ROM and Website in order to establish a growing client base, and on building our Internet business, as well as generating sales revenue from our wedding show presentations and Internet presence.

Expenditures

The following chart provides an overview of our budgeted expenditures, by major area of activity, for Olympic to begin operations.

Expenses Marketing and Promotion Office Furniture, Equipment and Supplies Legal and Accounting Website Hosting and Telecom Miscellaneous Administrative Costs Total	5,000 1,000 3,000 3,000 1,000 13,000

The following chart provides an overview of our budgeted expenditures, by major area of activity, for Olympic to remain operational for the twelve (12) month period upon effectiveness of this prospectus.

Expenses Marketing and Promotion Office Furniture, Equipment and Supplies Legal and Accounting Website Hosting and Telecom Miscellaneous Administrative Costs Total	7,000 4,000 8,000 4,000 3,000 26,000

The following chart provides an overview of our budgeted expenditures, by major area of activity, for Olympic to fully implement our business plans for the twelve (12) month period upon effectiveness of this prospectus.  The discussion is based on the premise we will raise the entire $60,000 we are seeking from this offering.

Expenses Marketing and Promotion Travel and Hospitality Office Furniture, Equipment and Supplies Legal and Accounting Website Hosting and Telecom Miscellaneous Administrative Costs Total	22,000 8,000 9,000 10,000 6,000 5,000 60,000

As previously noted, we have raised $24,000 from the sale of stock to affiliates, officers and directors.  To date we have paid $3,000 of the expenses associated with this offering, which we anticipate to total $22,000. On July 31, 2005 we had $22,157 cash on hand. After the remaining $19,000 is used to complete this offering, we expect to have approximately $3,000 to apply to our expenditures.  We believe Olympic will require $13,000 in order to begin operations.  Further, we believe we will require $26,000 to operate for the twelve month period upon effectiveness of this prospectus.

Should we raise the entire $60,000 we are seeking from this offering together with the cash remaining after the offering expenses are paid of approximately $3,000, management is of the opinion that no further funds would be required for the operation of Olympic’s business for the twelve month period following the completion of this Offering.  In the event that we raise only a nominal amount of money from this offering – $2,500 or less – we will endeavor to proceed with our plan of operations by self financing from financial contributions from our founders.  While the founders have generally indicated a willingness to provide services and financial contributions if necessary, there are presently no agreements, arrangements, commitments or specific understandings, verbally or in writing, between the founders and Olympic.  If the Company should require additional outside funding, there are no anticipated sources of additional funds in place.

Off Balance Sheet Arrangements

Olympic does not have any off-balance sheet arrangements.

DESCRIPTION OF PROPERTY

Olympic does not own any property, real or otherwise.  For the first year, we will conduct our administrative affairs from the office located in the home of Mr. Sheppard, our president, at no cost to the company.

We do not have any investments or interests in any real estate.  Our company does not invest in real estate mortgages, nor does it invest in securities of, or interests in, persons primarily engaged in real estate activities.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than the stock transactions discussed below, Olympic has not entered into any transaction nor are there any proposed transactions in which any director, executive officer, shareholder of Olympic or any member of the immediate family of any of the foregoing had or is to have a direct or indirect material interest.

Mr. Brent Sheppard, who is a member of our board of directors, purchased by subscription 1,000,000 shares of common stock from Olympic on November 9, 2005 for $1,000.

The officers and directors, namely, Mr. Brent Sheppard, Mr. Patrick Wallace, and Mr. Brian Pierson respectively purchased 1,700,000, 300,000 and 300,000 for a total of 2, 300 ,000 shares of our common stock on April 22, 2005, in a private offering a price of $0.01 per share for a total of $23,000.

There are no promoters being used in relation to this offering.  No person who may, in the future, be considered a promoter of this offering, will receive or expect to receive assets, services or other considerations from us.  No assets will be, nor are expected to be, acquired from any promoter on behalf of our company.  We have not entered into any agreements that require disclosure to our shareholders.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Currently there is no public trading market for our stock, and we have not applied to have Olympic’s common stock listed.  We intend to apply to have our common stock quoted on the OTC Bulletin Board.  No trading symbol has yet been assigned.  Olympic does not have any outstanding options, warrants to purchase or securities convertible into shares of common stock.

The offering of the shares under this prospectus of 600,000 shares at the price of $0.10 per share could have a material effect on the market price for our stock if it is approved for quotation on the OTC / BB.

A total of 1,000,000 shares of the common stock will be available for resale to the public after November 9, 2005 and all of Olympic’s current issued and outstanding 3,300,000 shares of the common stock will be available for resale to the public after April 22, 2006 subject to the volume and trading limitations of Rule 144 of the Act. In general, under Rule 144, as currently in effect, a person who has beneficially owned shares of a company's common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of: 1% of the number of shares of Olympic common stock then outstanding which, in this case, will equal approximately 33,000 shares as of the date of this prospectus; or the average weekly trading volume of Olympic common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

Rules Governing Low-Price Stocks that May Affect Our Shareholders' Ability to Resell Shares of Our Common Stock

Our stock currently is not traded on any stock exchange or quoted on any stock quotation system.  Upon the registration statement in which this prospectus is included becoming effective, we will apply for quotation of our common stock on the NASD's OTC/BB.

Quotations on the OTC/BB reflect inter-dealer prices, without retail mark-up, markdown or commission and may not reflect actual transactions.  Olympic’s common stock may be subject to certain rules adopted by the SEC that regulate broker-dealer practices in connection with transactions in "penny stocks".  Penny stocks generally are securities with a price of less than $5.00, other than securities registered on certain national exchanges or quoted on the Nasdaq system, provided that the exchange or system provides current price and volume information with respect to transaction in such securities.  The additional sales practice and disclosure requirements imposed upon broker-dealers are may discourage broker-dealers from effecting transactions in our shares which could severely limit the market liquidity of the shares and impede the sale of our shares in the secondary market.

The penny stock rules require broker-dealers, prior to a transaction in a penny stock not otherwise exempt from the rules, to make a special suitability determination for the purchaser to receive the purchaser’s written consent to the transaction prior to sale, to deliver standardized risk disclosure documents prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market.  The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock.  In addition, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt.  A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities.  Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer's account and information with respect to the limited market in penny stocks.

Holders

As of the filing of this prospectus, we have three (3) shareholders of record of Olympic common stock.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about Olympic. Under Rule 144(k), a person who is not one of Olympic’s affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least 2 years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

As of the date of this prospectus, persons who are Olympic affiliates hold all of the 3,300,000 shares, which may be sold pursuant to Rule 144 after April 22, 2006.

Dividends

As of the filing of this prospectus, we have not paid any dividends to our shareholders. There are no restrictions which would limit the ability of Olympic to pay dividends on common equity or that are likely to do so in the future. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend: Olympic would not be able to pay its debts as they become due in the usual course of business; or its total assets would be less than the sum of the total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

EXECUTIVE COMPENSATION

The officers have not currently received and are not accruing any compensation.  The officers anticipate that they will not receive or accrue any compensation during the first year of operations.

FINANCIAL STATEMENTS

The audited financial statements of Olympic appear on pages F-1 through F-10.

OLYMPIC WEDDINGS INTERNATIONAL, INC.

(A Development Stage Company)

FINANCIAL STATEMENTS

with

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

July 31, 2005

Page

Report of Independent Registered Public Accounting Firm	F-2

Financial Statements:

Balance Sheets	F-3

Statements of Operations	F-4

Statements of Cash Flows	F-5

Statement of Stockholders’ Equity	F-6

Notes to Financial Statements	F-7 to F-11

Report of Independent Registered Public Accounting Firm

Board of Directors

Olympic Weddings International Inc.

We have audited the accompanying balance sheet of Olympic Weddings International Inc. (A Development Stage Company) as of April 30, 2005 and July 31, 2005 and the related statements of operations, stockholders’ equity, and cash flows for the period from November 9, 2004 (date of inception) to April 30, 2005 and from May 1, 2005 to July 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit also includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Olympic Weddings International Inc. (A Development Stage Company) as of April 30, 2005 and July 31, 2005 and the results of its operations, stockholders’ equity, and its cash flows for the period from November 9, 2004 (date of inception) to April 30, 2005 and from May 1, 2005 to July 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 3, the Company has no business operations to date and has insufficient funds to commence operations, which raises substantial doubts about its ability to continue as a going concern. Management's plan in regard to this matter is also discussed in Note 3. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

/s/ Miller and McCollom

MILLER AND MCCOLLOM

Certified Public Accountants

4350 Wadsworth Boulevard, Suite 300

Wheat Ridge, Colorado 80033

November 8, 2005

 OLYMPIC WEDDINGS INTERNATIONAL, INC.

(A Development Stage Company)

BALANCE SHEETS

	July 31, 2005	April 30, 2005

ASSETS

Current
Cash	$22,157	23,911
	_______	______
	$22,156	$23,911

LIABILITIES

Current
Accounts payable and accrued liabilities	$2,000	$1,880

STOCKHOLDERS’ EQUITY

Capital Stock
Authorized:
75,000,000 common shares, par value $0.001 per share

Issued and outstanding:
3,300,000 common shares	3,300	3,300

Additional paid-in capital	20,700	20,700

Deficit Accumulated During The Development Stage	(3,843)	(1,969)
	20,157	22,031

	$22,157	$23,911

OLYMPIC WEDDINGS INTERNATIONAL, INC.

(A Development Stage Company)

STATEMENT OF OPERATIONS

PERIOD FROM INCEPTION, NOVEMBER 9, 2004, TO JULY 31, 2005

	Three month period ended July 31, 2005	November 9, 2004 (Date of Incorporation) to April 30, 2005	Cumulative amounts from Date of Incorporation on November 9, 2004 to July 31, 2005

Revenue	$-	$-	$-

Expenses
Organizational costs	0	880	880
Professional fees	2,000	1,000	3,000
Office and administration	22	89	111
	2,022	1,969	3,991

Net Loss from Operations	(2,022)	(1,969)	(3,991)

Other Income
Interest Income	148	-	148

Net Loss For The Period	$(1,874)	(1,969)	(3,843)

Basic And Diluted Loss Per Share	$(0.001)	(0.002)	(0.002)

Weighted Average Number Of Shares Outstanding	3,300,000	1,060,465	1,788,636

OLYMPIC WEDDINGS INTERNATIONAL, INC.

(A Development Stage Company)

STATEMENT OF CASH FLOWS

PERIOD FROM INCEPTION, NOVEMBER 9, 2004, TO JULY 31, 2005

	Three month period ended July 31, 2005	November 9, 2004 (Date of Incorporation) to April 30, 2005	Cumulative amounts from Date of Incorporation on November 9, 2004 to July 31, 2005

Cash Flows From Operating Activities
Net loss for the period	$(1,874)	(1,969)	$(3,843)

Adjustments To Reconcile Net Loss To Net Cash Used By Operating Activities
Accounts payable and accrued liabilities	120	1,880	2,000
	(1,754)	(89)	(1,843)

Cash Flows From Financing Activity
Issuance of common shares	-	24,000	24,000

Increase In Cash During The Period	(1,754)	23,911	22,157

Cash, Beginning Of Period	23,911	-	-

Cash, End Of Period	$22,157	23,911	22,157

Supplemental Disclosure Of Cash Flow Information
Cash paid for:
Interest	$-	$-	$-
Income taxes	-	-	-

OLYMPIC WEDDINGS INTERNATIONAL, INC.

(A Development Stage Company)

STATEMENT OF STOCKHOLDERS’ EQUITY

JULY 31, 2005

				DEFICIT
	CAPITAL STOCK			ACCUMULATED
			ADDITIONAL	DURING THE
			PAID-IN	DEVELOPMENT
	SHARES	AMOUNT	CAPITAL	STAGE	TOTAL

November 9, 2004 – Shares issued for cash at $0.001	1,000,000	$1,000	$-	$-	$1,000
April 22, 2005 – Shares issued for cash at $0.01	2,300,000	2,300	20,700	-	23,000

Net loss for the year	-	-	-	(1,969)	(1,969)

Balance, April 30, 2005	3,300,000	3,300	20,700	(1,969)	22,031

Net loss for the period				(1,874)	(1,874)

Balance, July 31, 2005	3,300,000	$3,300	$20,700	$(3,843)	$20,157

OLYMPIC WEDDINGS INTERNATIONAL, INC.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

APRIL 30, 2005 AND JULY 31, 2005

1.

NATURE AND CONTINUANCE OF OPERATIONS

a)

Organization

The Company was incorporated in the State of Nevada, United States of America, on November 9, 2004.  The Company’s year end is April 30.

b)

Development Stage Activities

The Company is in the development stage and has not yet realized any revenues from its planned operations.  Olympic Weddings’ business plan is to develop a company that will provide personally guided travel tour wedding packages to be held at venues where Olympic events have been celebrated.

Based upon the Company's business plan, it is a development stage enterprise.  Accordingly, the Company presents its financial statements in conformity with the accounting principles generally accepted in the United States of America that apply in establishing operating enterprises.  As a development stage enterprise, the Company discloses the deficit accumulated during the development stage and the cumulative statements of operations and cash flows from inception to the current balance sheet date.

2.

SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies is presented to assist in understanding the Company’s financial statements. The financial statements and notes are representations of the Company’s management who is responsible for their integrity and objectivity.  These accounting policies conform to generally accepted accounting principles in the United States of America and have been consistently applied in the preparation of the financial statements.  The financial statements are stated in United States of America dollars.

a)

Organizational and Start-up Costs

Costs of start-up activities, including organizational costs, are expensed as incurred in accordance with SOP 98-5.

b)

Income Taxes

The Company has adopted the Statement of Financial Accounting Standards No. 109 – “Accounting for Income Taxes” (SFAS 109).  SFAS 109 requires the use of the asset and liability method of accounting of income taxes.  Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

c)

Basic and Diluted Loss Per Share

In accordance with SFAS No. 128 – “Earnings Per Share”, the basic loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding.  Diluted loss per common share is computed similar to basic loss per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive.  At April 30, 2005 and July 31, 2005, the Company had no stock equivalents that were anti-dilutive and excluded in the earnings per share computation.

d)

Estimated Fair Value of Financial Instruments

The carrying value of the Company’s financial instruments, consisting of accounts payable and accrued liabilities approximate their fair value due to the short-term maturity of such instruments.  Unless otherwise noted, it is management’s opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial statements.

e)

Revenue Recognition

The company has had no revenues to date. It is the Company’s policy that revenues will be recognized in accordance with SEC Staff Accounting Bulletin (SAB) No. 104, "Revenue Recognition."  Under SAB 104, product revenues (or service revenues) are recognized when persuasive evidence of an arrangement exists, delivery has occurred (or service has been performed), the sales price is fixed and determinable and collectibility is reasonably assured.

f)

Currency

The functional currency of the Company is the United States Dollar.

g)

Use of Estimates

The preparation of the Company’s financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes.  Actual results could differ from those estimates.

h)

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments with an original maturity of three months or less to be cash equivalents.

i)

Earnings (Loss) Per Share

Earnings (loss) per share of common stock is computed by dividing the net earnings (loss) by the weighted average number of common shares outstanding during the period. Diluted earnings per share is not shown for periods in which the Company incurs a loss because it would be anti-dilutive.

j)

Recent Accounting Pronouncements

In April 2003, the FASB issued SFAS No. 149 "Amendment of Statement 133 on Derivative Instruments and Hedging Activities", which amends and clarifies the accounting guidance on certain derivative instruments and hedging activities. SFAS 149 is generally effective for contracts entered into or modified after June 30, 2003 and hedging relationships designated after June 30, 2003. The adoption of this statement did not impact the Company's financial position, results of operations, or cash flows.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS 150 establishes standards for how an issuer of equity (including the equity shares of any entity whose financial statements are included in the consolidated financial statements) classifies and measures on its balance sheet certain financial instruments with characteristics of both liabilities and equity. SFAS 150 is effective for financial

OLYMPIC WEDDINGS INTERNATIONAL, INC.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

APRIL 30, 2005 AND JULY 31, 2005

instruments entered into or modified after May 31, 2003 and for existing financial instruments after July 1, 2003. The adoption of this statement did not impact the Company's financial position, results of operations, or cash flows.

In January 2003, the FASB issued FIN No. 46, "Consolidation of Variable Interest Entities," and a revised interpretation of FIN 46 ("FIN 46-R") in December 2003. FIN 46 requires certain variable interest entities ("VIEs") to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The provisions of FIN 46 are effective immediately for all arrangements entered into after January 31, 2003. Since January 31, 2003, the Company has not invested in any entities it believes are variable interest entities for which the Company is the primary beneficiary. For all arrangements entered into after January 31, 2003, the Company was required to continue to apply FIN 46 through April 30, 2004. The Company was required to adopt the provisions of FIN 46-R for those arrangements on May 1, 2004. For arrangements entered into prior to February 1, 2003, the Company was required to adopt the provisions of FIN 46-R on May 1, 2004. The adoption of this statement did not impact the Company's financial position, results of operations, or cash flows.

k)

Other

The Company consists of one reportable business segment.

The Company paid no dividends during the periods presented.

1.

BASIS OF PRESENTATION – GOING CONCERN

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America, which contemplates continuation of the Company as a going concern.  However, the Company has no business operations to date and must secure additional financing to commence the Company’s plan of operations.  The Company intends to acquire additional operating capital through equity offerings to the public to fund its business plan.  There is no assurance that the equity offerings will be successful in raising sufficient funds to commence operations or to assure the eventual profitability of the Company.

1.

COMMON STOCK

The Company’s authorized common stock consists of 75,000,000 shares with a par value of $0.001 per share.

On November 9, 2004, the Company issued 1,000,000 shares of common stock at a price of $0.001 for cash totaling $1,000.

On April 22, 2005, the Company issued 1,300,000 shares of common stock at a price of $0.01 for cash totaling $23,000.

2.

INCOME TAXES

The Company is subject to US federal income taxes.  The Company has had no income, and therefore has paid no income tax.

Deferred income taxes arise from temporary timing differences in the recognition of income and expenses for financial reporting and tax purposes. The Company’s deferred tax assets consist entirely of the benefit from net operating loss (NOL) carryforwards.  The net operating loss carry forwards expire in 2025 and 2026.  The Company’s deferred tax assets are offset by a valuation allowance due to the uncertainty of the realization of the net operating loss carryforwards.  The allowance increased by $281 for the three months ended July 31, 2005.  Net operating loss carryforwards may be further limited by a change in company ownership and other provisions of the tax laws.

The Company’s deferred tax assets, valuation allowance, and change in valuation allowance are as follows:

Period Ending	Estimated NOL Carry-forward	NOL Expires	Estimated Tax Benefit from NOL	Valuation Allowance	Net Tax Benefit
April 30, 2005	1,969	2025	295	(295)	—
July 31, 2005	3,843	2026	576	(576)	—

Income taxes at the statutory rate are reconciled to the Company’s actual income taxes as follows:

Income tax benefit at statutory rate resulting from net operating loss carryforward	(15%)
Deferred income tax valuation allowance	15%
Actual tax rate	0%

3.

SUBSEQUENT EVENTS

The Company proposes to file a Form SB-2 Registration Statement to offer the public up to 600,000 common shares at $0.10 per share.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and the bylaws.

Under the Nevada Revised Statutes, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's Articles of Incorporation.  Olympic’s Articles of Incorporation do not specifically limit the directors’ immunity.  Excepted from that immunity are: (a) a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest; (b) a violation of criminal law, unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (c) a transaction from which the director derived an improper personal profit; and (d) willful misconduct.

Olympic’s bylaws provide that we will indemnify the directors to the fullest extent not prohibited by Nevada law; provided, however, that the company may modify the extent of such indemnification by individual contracts with the directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding, or part thereof, initiated by such person unless such indemnification: (a) is expressly required to be made by law, (b) the proceeding was authorized by the board of directors, (c) is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law or (d) is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the company, or is or was serving at the request of us as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under the bylaws or otherwise.

Our bylaws provide that no advance shall be made by it to an officer of the company except by reason of the fact that such officer is or was a director of the company in which event this paragraph shall not apply, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the company.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We have expended, or will expend fees in relation to this registration statement as detailed below:

Expenditure Item	Amount
Attorney Fees	$15,000
Audit Fees	6,500
SEC Registration and Blue Sky Registration fees (estimated)	8
Printing Costs and Miscellaneous Expenses (estimated)	492
Total	$22,000

RECENT SALES OF UNREGISTERED SECURITIES

We have sold securities within the past three years without registering the securities under the Securities Act of 1933 on three separate occasions.

Mr. Brent Sheppard purchased by subscription 1,000,000 shares of common stock from Olympic on November 9, 2004 for $1,000. No underwriters were used, and no commissions or other remuneration was paid except to the company. The securities were sold in reliance on Regulation D, Section 504 of the Securities Act of 1933.  Mr. Sheppard’s shares continue to be subject to Rule 144 of the Securities Act of 1933.

On April 22, 2005, a private offering was completed, under which 2,300,000 shares of common stock were sold by subscription at a price of $0.01 per share to 3 shareholders for an additional $23,000.  No underwriters were used, and no commissions or other remuneration were paid except to the company.  The securities were sold in reliance on Regulation D, Section 504 of the Securities Act of 1933.  All shareholders continue to be subject to Rule 144 of the Securities Act of 1933.

Olympic qualified for an exemption from registration under Rule 504 in both of these issuances since it is not subject to the reporting requirements of Section 13 or 15(d) of the Securities Act of 1933, is not an investment company, it had a specific business plan at the time it sold the securities, it was not a blank check company, as that term is defined in Rule 419(a)(2) of Regulation C or Rule 504 (a)(3) of Regulation D of the Securities Act of 1933. Neither Olympic nor any person acting on its behalf offered or sold any of the securities by any form of general solicitation or general advertising. The securities sold are restricted shares; the purchasers were informed that the securities cannot be resold without the securities being registered under the Securities Act of 1933 or an exemption there from.  Olympic exercised reasonable care to assure that the purchases were not underwritten within the meaning of section 2(a) (11) of this Act including but not limited to the placement of a restrictive legend on the certificates representing the shares, and the aggregate offering price was less that $1,000,000

The following table provides details of all stock sales transactions that have taken place during the period from the Company’s formation, on November 9, 2004, to the date of this Registration Statement.

Stock Purchaser’s Name	Date of Purchase	Total Number of Shares Purchased
Brent Sheppard	November 9, 2004	1,000,000
Brent Sheppard	April 22, 2005	1,700,000
Patrick Wallace	April 22, 2005	300,000
Brian Pierson	April 22, 2005	300,000
Total		3,300,000

Item 27. Exhibits

Numbe r	Description
3.1	Articles of Incorporation.	Incorporated by reference to the Company’s Form SB-2 filed with the SEC on September 22, 2005.
3.2	Bylaws.	Incorporated by reference to the Company’s Form SB-2 filed with the SEC on September 22, 2005.
5	Opinion re: Legality.	Filed herewith.
8	Subscription Agreement	Filed herewith.
23.1	Consent of Attorney.	Included in Exhibit 5.
23.2	Consent of Accountant	Filed herewith
24	Power of Attorney	Incorporated by reference to the Company’s Form SB-2 filed with the SEC on September 22, 2005.

UNDERTAKINGS

Olympic hereby undertakes the following:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)

To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

(b)

To reflect in the prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(c)

To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the directors, officers and controlling persons pursuant to the provisions above, or otherwise, Olympic has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of the directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of the directors, officers, or controlling persons in connection with the securities being registered, Olympic will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and Olympic will be governed by the final adjudication of such issue.

For determining liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b) (1) or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Surrey, Province of British Columbia, Canada, on November 23, 2005.

OLYMPIC WEDDINGS INTERNATIONAL, INC.

/s/ W. Scott Lawler

November 23, 2005

W. Scott Lawler, Esq.

Attorney-in-fact for Brent Sheppard

President, Principle Executive Officer

/s/ W. Scott Lawler

November 23, 2005

W. Scott Lawler, Esq.

Attorney-in-fact for Patrick Wallace

Secretary/Treasurer, Principle Financial Officer and Principal Accounting Officer

/s/ W. Scott Lawler

November 23, 2005

W. Scott Lawler, Esq.

Attorney-in-fact for Brian Pierson

Director